Exhibit 19
Embecta Corp.
Insider Trading Policy Effective April 1, 2022

Last Amended May 10, 2023

Introduction
It is the policy of Embecta Corp. (“embecta”) to comply fully, and for its directors and employees to understand and comply fully, with all federal and state securities laws applicable to transactions in embecta securities. In this regard, embecta depends upon the diligence of its directors and employees, in both their professional and personal capacities, to ensure full compliance with such laws and this policy. Failure to comply with such laws may result in substantial criminal and/or civil penalties, as well as damaged reputations, for both the individual and embecta, and failure to comply with this policy may result in sanctions, up to and including termination. Accordingly, it is the personal obligation and responsibility of each director and employee to act in a manner consistent with this policy.

Statement of Policy

It is the policy of embecta that no director or employee of embecta may (either directly or indirectly through other persons), except as otherwise provided in this policy:

•Engage in any transaction involving embecta securities while in possession of material non-public information regarding embecta
•Disclose any material non-public information regarding embecta (known as “tipping”) to any person who may trade on the basis of that information. If material non-public information is inadvertently disclosed, the person making or discovering such disclosure should report the matter immediately to the General Counsel; or
•Give any advice or make recommendations regarding the purchase or sale of embecta securities.

It is also the policy of embecta that no director or employee of embecta may engage in any transaction in the securities of another company while in possession of material non-public information about such company that they received in the course of performing their duties with embecta (or tip other persons about such information).

There are no exceptions to this policy, except as specifically provided herein. Mitigating circumstances, such as financial emergencies, are not a defense to insider trading and do not excuse compliance with this policy.

Also, this policy addresses the disclosure to third persons of material, non-public information in the context of applicable securities laws. You are reminded, however, that embecta’s Code of Conduct and your confidentiality agreements with embecta prohibit the disclosure of any confidential information to third parties other than in accordance with embecta’s policies, whether or not such information would be deemed material under the insider trading rules.

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Scope

All directors and employees of embecta, including persons outside the United States, are subject to this policy (the persons subject to this Policy being sometimes referred to as “you”). No director or employee of embecta shall permit persons under his or her supervision to act inconsistently with this policy. For purposes of this policy, “embecta” includes Embecta Corp. and its subsidiaries.

Transactions Subject to this Policy

This policy applies, with the limited exceptions set forth below, to every transaction involving embecta securities in which you have or share investment control, whether you obtained the shares as part of your compensation at embecta, acquired them on the open market or otherwise, including gifts. “Investment control” means the ability to determine whether embecta securities will be bought or sold.

Material Non-Public Information

Material Information. “Material information” is any information, either positive or negative to embecta, that a reasonable investor would likely consider important in deciding whether to buy, hold or sell embecta’s securities. Any information that is likely to affect the price of embecta Common Stock should be considered material. There is no bright-line test for determining materiality, since materiality is based on an assessment of the relevant facts and circumstances. Examples of information that may be material include (but are not limited to) the following:
•information regarding embecta’s financial results, including revenues or earnings;
•financial projections, including earnings or revenue estimates or changes to previous estimates;
•an acquisition, divestiture or other significant transaction;
•a tender offer by embecta for another company’s securities, or by another company for embecta securities;
•an increase or decrease in the dividend paid by embecta;
•liquidity issues;
•the sale of additional securities of embecta;
•the establishment of or changes in any program to repurchase securities of embecta;
•a significant change in embecta’s management;
•a significant restructuring;
•information about embecta’s cybersecurity risks and incidents;
•developments regarding significant litigation or governmental investigations;
•actions by customers or suppliers that could significantly impact embecta;
•product recalls;
•information regarding a new product or service, or products and services in development; or

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•a change in auditors or notification that previous auditor reports may no longer be relied upon.

Whether information is material will depend on the particular facts and circumstances. When doubt exists as to whether information is material, you should not trade in embecta securities.

In addition, rumors or speculative information concerning embecta that, if true, would be material non-public information, are deemed material non-public information for purposes of this policy, and you should not trade on the basis of them.

Non-Public. Information is to be considered “non-public” until it has been widely disseminated to the public, such as through a press release over a national wire service, or it is disclosed in reports embecta files with the Securities and Exchange Commission. For purposes of this policy, information should not be considered “public” until twenty-four hours after the information has been disseminated to the market. For example, if embecta issues an earnings release on a Monday before the opening of the market, the information contained in the release would be considered “public” upon the opening of the market the following Tuesday. In certain circumstances, embecta may determine that a longer period is required with respect to the release of certain information.

Plan Transactions

Savings Incentive Plan and Other Plans. The acquisition of embecta Common Stock pursuant to regular, pre-determined contributions to any of embecta’s stock-based benefit plans and any deferred compensation plan is exempt from this policy. For example, if you invest a certain amount of your paycheck in an embecta plan pursuant to pre-existing instructions, you may continue to do so, even if you come into possession of material, non-public information. However, you may not change such instructions after you become aware of material, non-public information or during a period in which you are otherwise prohibited from trading.

The policy does apply, however, to the following:

i.transfers of funds into or out of any deferred compensation plan or other stock- based plans; and
ii.the initiation or modification of payroll deductions in connection with any in- service withdrawals, loans or pre-payments while in possession of material non-public information.
Equity-Based Compensation. As stated above, this policy applies to all embecta securities, including any shares of embecta Common Stock you acquire under equity-based compensation awards, including sales in connection with a “cashless” option exercise. However, the exercise of stock options or stock appreciation rights is permitted at any time under the policy, provided you retain the shares you acquire upon exercise and only sell them when otherwise permitted under the policy.

Transactions by Family Members and Others

The restrictions set forth herein (including any pre-clearance requirement) also apply to trading by or for the account of your spouse, minor children and any person sharing your home, or any corporation, partnership, trust or other entity for which you have or share the ability to

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control the investment decisions of such entity. In addition, each member of the Restricted Group (defined below) is directed under this policy to encourage any other person or entity that is affiliated with such member not to effect transactions in embecta securities during a Black Out Period (defined below).

Black Out Periods and Other Restrictions on Trading

In addition to the general prohibition on transacting in embecta securities while in possession of material non-public information, the following restrictions shall apply:

Black Out Periods. Except as otherwise provided in this policy, employees, officers and directors may not engage in transactions involving embecta securities during any Black Out Period. A Black Out Period is the period beginning two weeks prior to the end of a fiscal quarter and ending on the date on which the release of embecta’s financial results for such fiscal quarter becomes “public,” as discussed above.

Other Restrictions. The General Counsel may, should circumstances and prudence dictate, impose restrictions on trading (including the imposition of a pre-clearance requirement) with respect to some or all employees of embecta during periods in which trading otherwise would be permissible, without disclosing the reason for the restriction (an “Event-Specific Restriction Period”). embecta may also impose blackout periods during which some or all of the members of the Restricted Group may not transact in embecta securities pursuant to Section 306 of the Sarbanes- Oxley Act of 2002.

Restricted Group. In addition to the restrictions above and except as otherwise provided in this policy, directors, members of the embecta Operating Team, and such other persons who are designated by the General Counsel (collectively, the “Restricted Group”) may only engage in transactions involving embecta securities after obtaining pre-clearance from the General Counsel.

If a request for pre-clearance is approved, you will have two (2) business days to execute the transaction. If the transaction order is not placed (or a “limit” order is not executed) within such period, you must request an additional pre-clearance. A pre-clearance may be revoked prior to the time the transaction is executed. Pre-clearance does not constitute legal advice, and does not relieve you of your obligations under this policy or your responsibility for complying with applicable securities laws. If your request for pre-clearance is denied, you should refrain from any transaction in embecta securities and should not inform any other person of the denial.

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Exceptions to Restrictions on Trading with Respect to Rule 10b5-1 Plans

The restrictions on trading set forth in this policy do not apply to sales of embecta securities that are made pursuant to a written plan meeting the requirements of Rule 10b5-1 (a “Qualified Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, such plan (including any amendments thereto) has been reviewed and approved by the General Counsel, in the General Counsel’s sole discretion, before it is implemented and such plan is entered into in good faith during a period in which transactions in embecta securities would be permitted hereunder. Such plans may not be cancelled, suspended, expanded, otherwise modified or terminated without the approval of the General Counsel, in the General Counsel’s sole discretion.

For purposes of this exception, a “Qualified Plan” is a written plan for selling the Company’s securities which meets each of the following requirements: (a) the plan is adopted by you during a trading window not during a Black-Out Period or Event-Specific Restriction Period and when you are not in possession of material non-public information; (b) the plan is adhered to strictly by you; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit you to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from you that you (i) are not aware of any material nonpublic information about embecta or its securities and (ii) are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of embecta’s financial results in a Form 10-Q or Form 10-K (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if you are not a director or officer of embecta, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet the above requirements.
In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Qualified Plan constitutes termination of the Qualified Plan and the adoption of a new Qualified Plan, which triggers the cooling-off period described above. You may not have more than one Qualified Plan for purchases or sales of securities on the open market during the same period. In addition, you may not have more than one single-trade Qualified Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Qualified Plans, you may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the

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separate plans satisfy all other conditions applicable to Qualified Plans. With respect to overlapping Qualified Plans, you may have separate plans for “sell-to-cover” transactions in which you instruct an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Qualified Plans, you may have a single-trade plan for “sell-to-cover” transactions.

Post-Employment Transactions

In the event you terminate your employment or service as a director, you will remain subject to the terms of this policy for the duration of any Black Out Period or Event-Specific Restriction Period in effect at the time of your termination. In addition, if you are in possession of material non-public information concerning embecta at the time you terminate your employment with embecta or service as a director, you may not trade in embecta securities or disclose such information at any time following your termination until such information has been made “public” by embecta or it is no longer material.

Restrictions Regarding Certain Other Transactions

Prohibition on Short Sales and Derivatives. Because of heightened legal risk, the potential misalignment of your interests and those of embecta and its shareholders, and the inappropriateness of engaging in speculative transactions involving embecta securities, all directors and employees of embecta are prohibited from engaging in:

1.short sales of embecta Common Stock (that is, selling embecta Common Stock that you do not own and borrowing shares to complete the sale); or

2.hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving embecta securities (excluding stock options or other awards granted under any embecta incentive plan).

Prohibition on Pledges. embecta directors and employees are prohibited from pledging embecta securities (such as in connection with a margin account). In the case of a margin call or default, the sale of such securities could occur at a time when the person making the pledge has material non-public information or is otherwise not permitted to sell such securities.

“Churning.” To avoid any appearance of impropriety, embecta strongly discourages you from repeatedly trading into and out of holdings of embecta securities. Such “churning” can create an appearance of wrongdoing, even if not based on material non-public information.

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Use of Information About Other Companies

During the course of performing your duties with embecta, you may have access to material, non-public information regarding other companies. The SEC has brought criminal cases against individuals who, as members of an “expert network,” improperly provided hedge funds and other investors with material non-public information regarding the individual’s company and other publicly-held companies in return for consulting fees. Accordingly, you should not disclose to third parties any non-public information you learn about embecta or any other companies in the course of performing your services, or use such information for your own personal gain, such as providing the information to third parties for a fee.

Authority of General Counsel

In cases of unforeseen financial emergencies or other special circumstances, employees may apply to the General Counsel for relief from the requirements of this policy, subject to all applicable legal requirements.

Sanctions for Violations

Any person who violates this policy may be subject to sanctions, up to and including termination of employment, whether or not such failure to comply results in a violation of law.

Prior Policies Superseded

This policy supersedes all prior policies relating to the subject matter hereof.

Inquiries

Questions regarding the application of this policy should be addressed to the General Counsel. If you become aware of a violation to this policy, you should immediately contact the General Counsel and seek guidance.